  EXHIBIT 10.3
CONFIDENTIAL

June 12, 2020

Bryan J. Lemmerman
[Redacted]

Re: Offer of Employment

Dear Bryan:

I am very pleased to offer you the position of Chief Financial Officer for Laredo Petroleum, Inc. (the “Company”). This letter outlines the terms of your offer and formalizes our previous discussions and has an effective date of employment of June 30, 2020. Please review the offer and contact me at 918-858-XXXX with any questions.

If you accept this offer, you will be employed by the Company in that capacity or such other capacity as you may be assigned from time to time. Your position will include duties assigned to you by me and you will report directly to me. Your employment will be at will, with the terms of your employment outlined below:
1.While you remain in this position, you will be paid an annual salary of $440,000 in accordance with the Company’s customary payroll practices, beginning on June 30, 2020, which will be pro-rated for 2020. This rate may be adjusted from time to time at the Company’s discretion.
2.Employees of Laredo are eligible to participate in the Short-Term Incentive Plan; your target bonus is 90% of your base salary. This is a discretionary plan and payouts are determined by both the Company’s and your individual performance.
3.You will receive a new hire restricted stock award equal to $880,000 (2 times your base salary). This award is based upon the previous 10-day average stock price prior to June 30, 2020. The restricted shares have a three-year ratable vesting schedule. This award will be made the first of the month following your hire date.
4.You will be eligible to participate in our Long-Term Incentive Program with a target of 350% of your base salary. Long-Term Incentive awards are granted during the (annual) Spring Compensation Review Cycle.
Both the Short-Term and Long-Term Incentive Programs are annually reviewed and approved by the Compensation Committee of the Board of Directors and may change from year-to-year based on market conditions and/or Company performance.
5.You will be paid a cash signing bonus of $600,000 within 30 days of your hire date. If you leave the Company for any reason within your first year of employment, then the entire bonus must be refunded to the Company. If you leave any time for any reason after the first year of employment, but before the second anniversary of your hire date, then you must repay one-half of the bonus to the Company.

Bryan J. Lemmerman
June 12, 2020

6.In lieu of participating in our relocation program, until you move to Tulsa, you will be eligible for temporary housing for up to three years from your hire date, not to exceed $2,000/month during the three years. This benefit is considered a taxable event and the Company will gross up the amount paid for your temporary housing in order to cover your portion of taxes. As part of the terms of your offer, if you leave the Company for any reason prior to your first anniversary with the Company, all temporary housing-related expenses that have been paid on your behalf must be refunded.
7.In this position, you will be eligible to participate in the Laredo Executive Change in Control Plan and the Laredo Executive Severance Plan, as approved by the Board of Directors.
8.This offer is contingent upon you successfully completing a drug and alcohol test, a driving record check and a background check in accordance with the Company’s normal employment policy. A member of the Human Resources Department will be in contact with you regarding arrangements.
9.This letter does not constitute a guarantee of employment for any specific term or in any specific capacity, and your employment will be subject to such policies as the Company may adopt from time to time.
Subject to the terms of the specific benefit plans and Company policies, you will be eligible for all other regular employee benefits offered to Laredo employees, which include:
•medical, dental, vision and life insurance benefits,
•flexible spending/dependent care assistance plan,
•short-term and long-term disability coverage,
•optional additional life insurance and Reliance Standard critical care and accident insurance,
•200 hours of paid vacation per year which will be pro-rated based on your hire date,
•10 paid holidays during each calendar year,
•and the Company 401(k) Plan

Our health benefits become effective on the first day of the month following your employment date.
Should you decide to accept our offer, please sign and return one copy of this letter to Kim Harding, Vice President – Human Resources, at the following address: 15 W. 6th Street, Suite 900, Tulsa OK, 74119. The Company’s discussions relative to your employment and this letter are deemed to be confidential and fully incorporated herein. Acceptance of offer must be made on or before five- business days from the date of this letter or it is withdrawn.
As you are aware, we place considerable emphasis on choosing the proper person for this position. We are excited about Laredo and its potential for growth and the possibility of your contribution to our success. We look forward to your response.

Bryan J. Lemmerman
June 12, 2020

Yours truly,
 Jason Pigott
President and Chief Executive Officer

I wish to accept the offer X
I wish to decline the offer

/s/ Bryan J. Lemmerman 6/12/2020 (Signature)    (Date)